UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 22, 2012

PORTER BANCORP, INC.
(Exact Name of Registrant as specified in Charter)

Kentucky	001-33033	61-1142247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Eastpoint Parkway, Louisville, Kentucky	40223
(Address of principal executive offices)	(Zip code)

(502) 499-4800
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 22, 2012, the board of directors of PBI Bank, Inc., the wholly owned banking subsidiary of Porter Bancorp, Inc., approved changes to the Bank’s leadership team.

The Company has filed an application with the Federal Deposit Insurance Corporation seeking approval for the appointment of John R. Davis as Chief Credit Officer of PBI Bank.  Upon approval, Mr. Davis would assume responsibility for establishing and executing the credit quality policies and overseeing credit administration for the Porter organization.

John R. Davis, age 49, joined PBI Bank as a credit officer in August 2012 after having served as Executive Vice President – Chief Credit Officer of American Founders Bank, Inc. and American Founders Bancorp, Inc. of Lexington, Kentucky.  Before joining American Founders in 2005, he served for 17 years in various commercial lending and credit administration positions of increasing authority with National City Bank. Mr. Davis has an MBA degree from Bellarmine University and is a graduate of the Stonier Graduate School of Banking.

PBI Bank expects to enter into an employment agreement with Mr. Davis when the terms of the agreement receive requisite approval by the FDIC.

In addition, David B. Pierce has accepted a non-executive position with PBI Bank. Mr. Pierce will serve as a special assistant to the President and Chief Executive Officer of PBI Bank, advising with respect to the management of the Bank’s investment portfolio, liquidity matters, and matters relating to the Bank’s Asset and Liability Committee. Mr. Pierce previously served as Chief Risk Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 22, 2012	PORTER BANCORP, INC.

		By:	/s/ Maria L. Bouvette
Maria L. Bouvette
Chief Executive Officer and Chairman of the Board

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